Exhibit 99.1

TeleTech Announces Increased Authorization for Share Repurchases

$50 Million Added to Current Repurchase Program

ENGLEWOOD, Colo., Dec. 6, 2010 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the world’s largest global providers of comprehensive enterprise solutions that maximize revenue, transform customer experiences and optimize business processes, today announced that its Board of Directors has approved an increase of $50 million in the funding available for share repurchases.

This increased authorization brings the total amount available for repurchase to approximately $77 million from the $27 million that was still available for share repurchases as of September 30, 2010 under the previous authorization approved by the Board in August 2010.

During the first nine months of the year, TeleTech repurchased 3.2 million shares of common stock for approximately $48 million.

“The Board’s decision to further increase our share repurchase program demonstrates its confidence in the company’s long-term growth prospects and its ability to deliver transformative solutions that differentiate the service experience for its clients,” said Kenneth Tuchman, chairman and chief executive officer.  “TeleTech’s strong cash flow from operations, positive net cash position and solid balance sheet has enabled us to repurchase our stock while also continuing to invest in strategic growth initiatives.”

The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, current stock price and other factors.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s largest companies achieve their most ambitious goals.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, TeleTech’s more than 42,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of customer innovation, revenue generation, hosted technology, enterprise innovation, learning innovation and professional services. For additional information, please visit www.teletech.com.

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Investor Contact	Media Contact
Karen Breen	Bob Livingston
303.397.8592	303.397.8958